Generation Asia I Acquisition Reports Receipt of NYSE Non-compliance Letter Regarding Minimum Public Shareholders

New York and Hong Kong – January 23, 2023 – Generation Asia I Acquisition Limited (NYSE: GAQ) (the “Company”) announced today that, it received notice (the “Notice”) on January 17, 2023 from NYSE Regulation that the Company is not in compliance with the NYSE’s continued listing standards, because the number of public shareholders is less than 300 on a continuous basis. In accordance with applicable NYSE procedures, the Company has 45 days from receipt of the Notice to submit a plan that would bring it into compliance with the minimum public shareholders requirement within 18 months of receipt of the Notice. The Company intends to develop and submit a plan to bring it into compliance with the NYSE's continued listing standards within the required time-frame by pursuing measures that are in the best interests of the Company and its shareholders.

The Notice has no immediate impact on the Company’s common stock, and provided the NYSE approves the plan, the Company’s common stock will continue to be listed and traded on the NYSE during the 18-month period, subject to the Company’s compliance with other NYSE listing standards and periodic review by the NYSE of the Company’s progress under the plan. The Notice does not result in a default under the Company’s material debt or other agreements, and does not affect the Company’s ongoing business operations or its U.S. Securities and Exchange Commission reporting requirements. The Company is considering all available options to regain compliance with the NYSE continued listing standards.

About Generation Asia I Acquisition Limited

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue the Business Combination with a company in any industry, sector or geographic region (excluding China, Hong Kong and Macau), the Company intends to focus its search on a target that is at least partially owned by financial sponsor(s) with operations or prospective operations in the technology, media & telecommunications, business services, or consumer sectors across Asia, in particular North Asia and Southeast Asia.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to (i) the anticipated use of the net proceeds from the initial public offering and (ii) the plan for and consummation of the Business Combination. Forward looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Katherine Chan
Telephone: +852 2131 8900
Email: ir@gen-mgmt.com